Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and between

AMERIS BANCORP

and

THE PROSPERITY BANKING COMPANY

Dated as of May 1, 2013

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

INDEX OF DEFINED TERMS

Definition	Section
Acquisition Proposal	6.7(e)
Action	3.15
Agreement	Preamble
Ameris	Preamble
Ameris Bank	1.8
Ameris Bylaws	4.1(b)
Ameris Charter	4.1(b)
Ameris Common Stock	1.4(a)
Ameris Regulatory Agreement	4.7(b)
Ameris SEC Reports	4.5(b)
Ameris Termination Fee	8.4(c)
Articles of Merger	1.2
Average Ameris Stock Price	8.1(c)
Bank Merger	1.8
Bank Merger Agreement	1.8
Bankruptcy and Equity Exception	3.3(a)
BHC Act	3.8(a)
Business Day	9.1
Cancelled Shares	1.4(c)
Cash Election Shares	2.1(b)
Certificate	1.4(b)
Change in Recommendation	6.7(c)
Claim	6.6(a)
Closing	9.1
Closing Date	9.1
Code	2.3(d)
Confidentiality Agreement	6.2(e)
Covered Employees	6.5(a)
D&O Insurance	6.6(c)
Derivative Transaction	3.21(b)
Determination Date	8.1(c)
Determination Period	8.1(c)
Director Restrictive Covenant Agreements	7.2(f)
Disclosure Schedule	9.11
Dissenting Shares	1.4(d)
DPC Common Shares	1.4(c)
Effective Time	1.2
Election Deadline	2.1(b)
Election Statement	2.1(a)
Employee Agreements	7.2(e)
Environmental Law	3.17(b)
EPCRS	3.11(b)
ERISA	3.11(a)

v

ERISA Affiliate	3.11(d)
Ewing	3.13
Exchange Act	3.5(b)
Exchange Agent	2.2
Exchange Agent Agreement	2.2
Exchange Fund	2.2
FBCA	1.1
FDIC	3.4
FHLB	3.2(c)
Final Index Price	8.1(c)
Form S-4	3.4
FRB	3.4
GAAP	3.1(c)
GBCC	1.1
Governmental Entity	3.4
Hazardous Substance	3.17(c)
Indemnified Parties	6.6(a)
Initial Index Price	8.1(c)
Intellectual Property	3.19(b)
IRS	3.11(a)
Letter of Transmittal	2.3(a)
Liens	3.2(c)
Material Adverse Effect	3.7(a)
Maximum Cash Shares	2.1(e)(i)
Maximum D&O Tail Premium	6.6(c)
Merger	Recitals
Merger Consideration	1.4(b)
Nasdaq	3.4
No Election Shares	2.1(b)
Party or Parties	Preamble
PBGC	3.11(e)
Permits	3.8(b)
Per Share Cash Consideration	1.4(b)
Per Share Stock Consideration	1.4(b)
Person	3.2(c)
Previously Disclosed	9.11
Pricing Differential	8.1(c)
Prosperity	Preamble
Prosperity Bank	1.8
Prosperity Benefit Plans	6.5(e)
Prosperity Board Confidential Matters	6.2(d)
Prosperity Board Recommendation	6.3
Prosperity Bylaws	3.1(b)
Prosperity Charter	3.1(b)
Prosperity Common Stock	1.4(b)
Prosperity Confidential Information	6.7(a)
Prosperity Financial Statements	3.6(a)

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Prosperity Individuals	6.7(a)
Prosperity Insurance Policies	3.25
Prosperity Material Contract	3.9(a)
Prosperity Regulatory Agreement	3.8(b)
Prosperity Representatives	6.7(a)
Prosperity Shareholder Approval	3.3(a)
Prosperity Shareholder Meeting	6.3
Prosperity Shareholder Meeting Notice Date	6.3
Prosperity Stock Option	1.5(a)
Prosperity Stock Plans	1.5(a)
Prosperity Termination Fee	8.4(a)
Proxy Statement	3.4
Record Date	2.1(a)
Regulatory Approvals	3.4
Requisite Regulatory Approvals	7.1(e)
Rights	3.2(a)
Sarbanes-Oxley Act	4.5(b)
SEC	3.4
Securities Act	3.2(a)
SRO	3.4
Stock Designated Shares	2.1(e)(i)
Stock Election Shares	2.1(b)
Subsidiary	3.1(c)
Superior Proposal	6.7(e)
Surviving Bank	1.8
Surviving Company	Recitals
Taxes	3.23(j)
Tax Returns	3.23(k)
Trust Account Common Shares	1.4(c)
Voting Agreement	Recitals
Voting Debt	3.2(a)

vii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of the 1st day of May, 2013, by and between Ameris Bancorp, a Georgia corporation (“Ameris”), and The Prosperity Banking Company, a Florida corporation (“Prosperity” and, together with Ameris, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the Boards of Directors of the Parties have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for in this Agreement in which Prosperity will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Ameris (the “Merger”), with Ameris as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”);

WHEREAS, as a condition to the willingness of Ameris to enter into this Agreement, all of the directors of Prosperity have agreed to enter into voting agreements (each a “Voting Agreement”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with Ameris, pursuant to which each such director has agreed, among other things, to vote all of the Prosperity Common Stock owned by such director in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the Voting Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Georgia Business Corporation Code (the “GBCC”) and the Florida Business Corporation Act (the “FBCA”), at the Effective Time, Prosperity shall merge with and into Ameris. Ameris shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Georgia. As of the Effective Time, the separate corporate existence of Prosperity shall cease.

1.2 Effective Time. Subject to the terms and conditions of this Agreement, simultaneously with the Closing, the Parties shall execute, and Ameris shall cause to be filed with the Department of State of the State of Florida and the Secretary of State of the State of Georgia, articles of merger as provided in the FBCA and the GBCC (the “Articles of Merger”). The Merger shall become effective at such time as the last of the Articles of Merger are filed or such other time as may be specified in such Articles of Merger (the “Effective Time”).

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the General Corporation Law and Business Organization Code of the states of incorporation of Prosperity and Ameris.

1.4 Conversion of Stock. By virtue of the Merger and without any action on the part of Prosperity, Ameris or the holders of any of the following securities, at the Effective Time:

(a) Each share of common stock, par value $1.00 per share, of Ameris (“Ameris Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, par value $1.00, of the Surviving Company.

(b) Subject to Sections 1.4(c) and 1.4(d), each share of the voting common stock, par value $0.01 per share, of Prosperity (the “Prosperity Common Stock”) issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares, but excluding any Cancelled Shares and any Dissenting Shares (collectively, the “Exchangeable Shares,” and each an “Exchangeable Share”), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Section 2.1, either: (i) 3.125 shares of Ameris Common Stock (the “Per Share Stock Consideration”), or (ii) $41.50 (the “Per Share Cash Consideration”) (together with the Per Share Stock Consideration and any cash in lieu of fractional shares as specified in Section 2.3(f), the “Merger Consideration”). All of the shares of Prosperity Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Prosperity Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration (or cash in lieu of fractional shares) into which the shares of Prosperity Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends to which holders of Prosperity Common Stock become entitled in accordance with Section 2.3(c).

(c) All shares of Prosperity Common Stock that are owned by Prosperity or Ameris (other than (i) shares of Prosperity Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and (ii) shares of Prosperity Common Stock held, directly or indirectly, by Prosperity or Ameris in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist (any such shares, the “Cancelled Shares”), and no stock of Ameris or other consideration shall be delivered in exchange therefor.

(d) Notwithstanding anything in this Agreement to the contrary, shares of Prosperity Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Sections 607.1301 to 607.1333 of the FBCA, shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Sections 607.1301 to 607.1333 of the FBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist), unless and until such holder shall have failed to perfect such holder’s right to receive, or shall have effectively withdrawn or lost rights to demand or receive, the fair value of such shares of Prosperity Common Stock under such provisions of the FBCA. If any shareholder dissenting pursuant to Sections 607.1301 to 607.1333 of the FBCA and this Section 1.4(d) shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Prosperity Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Per Share Stock Consideration for each such share of Prosperity Common Stock, in accordance with Section 1.4(b), without any interest thereon. Prosperity shall give Ameris (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of Prosperity Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the FBCA and received by Prosperity relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the FBCA. Prosperity shall not, except with the prior written consent of Ameris, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Article II to pay for shares of Prosperity Common Stock for which dissenters’ rights have been perfected shall be returned to Ameris upon demand.

(e) If Ameris changes the number of shares of Ameris Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock combination, stock dividend or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Per Share Stock Consideration shall be proportionately adjusted as necessary to preserve the relative economic benefit to the Parties.

1.5 Stock Options. Prior to the Effective Time, Prosperity shall cause all outstanding and unexercised options to purchase shares of Prosperity Common Stock (each, a “Prosperity Stock Option”) awarded under the Prosperity 2005 Stock Option and Incentive Plan and the Prosperity 2010 Officers’ and Employees’ Stock Option Plan (collectively, the “Prosperity Stock Plans”) to be cancelled. Ameris shall not assume any outstanding Prosperity Stock Options or the Prosperity Stock Option Plan, and none of the outstanding Prosperity Stock Options shall be converted to, or represent rights to acquire, Ameris Common Stock. At the Closing, Ameris shall issue to Eddie Creamer, Christopher J. Kamienski, Shirley P. Fiano and Kevin Haynie, under Ameris’s 2005 Omnibus Stock Ownership and Long-Term Incentive Plan, 1.90 restricted shares of Ameris Common Stock (not to exceed 25,000 shares of Ameris Common Stock in the aggregate) for each Prosperity Stock Option issued under the Prosperity 2010 Officers’ and Employees’ Stock Option Plan held by such employee as of the date hereof and cancelled pursuant to this Section 1.5, with the aggregate of each employee’s award rounded up to the nearest whole share of Ameris Common Stock and with such restricted shares of Ameris Common Stock subject to vesting ninety (90) days after the Closing Date.

1.6 Incorporation Documents and Bylaws of the Surviving Company. At the Effective Time, the articles of incorporation of Ameris in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The bylaws of Ameris in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such bylaws.

1.7 Directors and Officers. Subject to applicable law, the directors of Ameris immediately prior to the Effective Time shall be the directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of Ameris immediately prior to the Effective Time shall be the officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.8 The Bank Merger. Except as provided below, after the Effective Time and at or after the close of business on the Closing Date, Prosperity Bank (“Prosperity Bank”), a Florida state-chartered bank and wholly owned first-tier subsidiary of Prosperity, shall be merged (the “Bank Merger”) with and into Ameris Bank, a Georgia state-chartered bank and wholly owned first-tier subsidiary of Ameris (“Ameris Bank”), in accordance with the provisions of applicable federal and state banking laws and regulations, and Ameris Bank shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable federal and state banking laws and regulations, and the Boards of Directors of the Parties shall approve, and shall cause the Boards of Directors of Prosperity Bank and Ameris Bank, respectively, to approve a separate merger agreement (the “Bank Merger Agreement”) in substantially the form attached hereto as Exhibit B, and cause the Bank Merger Agreement to be executed and delivered as soon as practicable following the date of execution of this Agreement. As provided in the Bank Merger Agreement, the Bank Merger shall be abandoned at the election of Ameris Bank at any time whether before or after filings are made for regulatory approval of the Bank Merger.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Election and Proration Procedures.

(a) Ameris shall cause an election statement permitting each holder of an Exchangeable Share the ability to elect consideration pursuant to Section 2.1(b) and subject to Section 2.1(e) (the “Election Statement”) to be mailed with the Proxy Statement on the date of mailing of the Proxy Statement to each holder of record of Prosperity Common Stock as of the record date for the Prosperity Shareholder Meeting (the “Record Date”).

(b) Each Election Statement shall permit the holder to specify (i) the number of Exchangeable Shares owned by such holder with respect to which such holder desires to receive the Per Share Stock Consideration (“Stock Election Shares”) and (ii) the number of Exchangeable Shares owned by such holder with respect to which such holder desires to receive the Per Share Cash Consideration (“Cash Election Shares”). If a holder makes no election with respect to any portion of such holder’s Exchangeable Shares, or if there are any Exchangeable Shares with respect to which the Exchange Agent has not otherwise received an effective, properly completed Election Statement on or before 5:00 p.m., Eastern Time, on the date prior to the Determination Date (or such other time and date as Ameris and Prosperity may mutually agree) (the “Election Deadline”), such shares shall be deemed to be “No Election Shares.”

(c) Ameris shall make available one or more Election Statements as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Prosperity Common Stock between the Record Date and the close of business on the Business Day immediately prior to the Election Deadline, and Prosperity shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(d) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Statement by the Election Deadline and such election is not revoked or changed prior to the Election Deadline. Any Election Statement may be revoked or changed by the Person submitting such Election Statement at or prior to the Election Deadline. Subject to the terms of this Agreement and of the Election Statement, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Statements, and any good faith decisions of Ameris regarding such matters shall be binding and conclusive. Neither Ameris nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Statement. To the extent the holder of Dissenting Shares submits an Election Statement, such holder’s election shall have no effect, the Exchange Agent will disregard such Election Statement and the Dissenting Shares shall be paid or converted in accordance with Section 1.4(d).

(e) Within ten (10) Business Days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, Ameris shall cause the Exchange Agent to effect the allocation among the holders of Exchangeable Shares of rights to receive Ameris Common Stock or cash in the Merger in accordance with the Election Statements as follows:

(i) If (x) the aggregate number of Cash Election Shares plus Dissenting Shares exceeds (y) fifty percent (50%) of the aggregate number of Exchangeable Shares plus Dissenting Shares (the number of shares in this clause (y), the “Maximum Cash Shares”), then: (A) all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration; (B) all Dissenting Shares shall be deemed, for the purposes of this Section 2.1(e)(i), to be converted into the right to receive the Per Share Cash Consideration; (C) the Exchange Agent shall then select from among the Cash Election Shares, by a pro rata selection process, a sufficient number of shares (“Stock Designated Shares”) such that the aggregate number of Cash Election Shares and Dissenting Shares equals as closely as practicable the Maximum Cash Shares, and all Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration; and (D) the Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Per Share Cash Consideration.

(ii) If the aggregate number of Cash Election Shares and Dissenting Shares is less than or equal to the Maximum Cash Shares, then: (A) the immediately preceding subparagraph (i) shall not apply; (B) all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration; and (C) all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

(f) The pro rata selection process to be used by the Exchange Agent shall consist of such equitable proration processes consistent with the foregoing and as shall be determined in good faith by Ameris and reasonably satisfactory to Prosperity.

2.2 Deposit of Merger Consideration. Prior to the Effective Time, Ameris shall (a) appoint, at its election, an unrelated bank or trust company reasonably acceptable to Prosperity, or Ameris’s transfer agent, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder and (b) deposit, or cause to be deposited, with the Exchange Agent (i) stock certificates representing the number of shares of Ameris Common Stock sufficient to deliver the aggregate of the Per Share Stock Consideration to be delivered pursuant to Section 2.1(e), (ii) cash equal to the aggregate of the Per Share Cash Consideration to be paid pursuant to Section 2.1(e) and (iii) to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f) (together, the “Exchange Fund”).

2.3 Delivery of Merger Consideration.

(a) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate which immediately prior to the Effective Time represented outstanding shares of Prosperity Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of Ameris Common Stock to be issued or paid in consideration therefor (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or affidavits of loss in lieu of such Certificate)) to the Exchange Agent and which shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering a Certificate in exchange for the Merger Consideration, any cash in lieu of fractional shares of Ameris Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of Prosperity Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration and any cash in lieu of fractional shares of Ameris Common Stock to be issued or paid in consideration therefor in respect of the shares of Prosperity Common Stock represented by its Certificate or Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of fractional shares of Ameris Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c) No dividends or other distributions with respect to Ameris Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Ameris Common Stock represented thereby, in each case unless and until the surrender of such

Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Ameris Common Stock represented by such Certificate and not paid or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Ameris Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Ameris Common Stock issuable with respect to such Certificate.

(d) In the event of a transfer of ownership of a Certificate representing Prosperity Common Stock that is not registered in the stock transfer records of Prosperity, the shares of Ameris Common Stock and cash in lieu of fractional shares of Ameris Common Stock comprising the Merger Consideration shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Prosperity Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or establish to the satisfaction of Ameris that the tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Ameris) shall be entitled to deduct and withhold from any cash in lieu of fractional shares of Ameris Common Stock otherwise payable pursuant to this Agreement to any holder of Prosperity Common Stock such amounts as the Exchange Agent or Ameris, as the case may be, is required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Ameris, as the case may be, and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Prosperity Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Ameris, as the case may be.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of Prosperity of the shares of Prosperity Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Prosperity Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of Ameris Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(f) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Ameris Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Ameris Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Ameris. In lieu of the issuance of any such fractional share, Ameris shall pay to each former shareholder of Prosperity who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Average Ameris Stock Price by (ii) the fraction of a share (after taking into account all shares of Prosperity Common Stock held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of Ameris Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(g) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Prosperity at the expiration of six (6) months after the Effective Time may be paid to Ameris. In such event, any former shareholders of Prosperity who have not theretofore complied with this Article II shall thereafter look only to Ameris with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Ameris Common Stock deliverable in respect of each share of Prosperity Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Ameris, the Surviving Company, the Exchange Agent or any other Person shall be liable to any former holder of shares of Prosperity Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Ameris or the Exchange Agent, the posting by such Person of a bond in such amount as Ameris may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PROSPERITY

Except as Previously Disclosed, Prosperity hereby represents and warrants to Ameris as follows:

3.1 Organization, Standing and Power.

(a) Each of Prosperity and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation or formation, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Prosperity.

(b) Prosperity has previously made available to Ameris true and complete copies of Prosperity’s articles of incorporation (the “Prosperity Charter”) and bylaws (the “Prosperity Bylaws”) and the articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so made available is in full force and effect. Neither Prosperity nor any of its Subsidiaries is in violation of any provision of the Prosperity Charter or Prosperity Bylaws or such articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable.

(c) As used in this Agreement, the term “Subsidiary,” when used with respect to either Party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such Party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”).

3.2 Capitalization.

(a) The authorized capital stock of Prosperity consists of (i) 3,000,000 shares of Prosperity Common Stock, of which 377,960 shares are issued and outstanding as of the date hereof, (ii) 57,000,000 shares of non-voting common stock, par value $0.01 per share, none of which are issued or outstanding as of the date hereof, and (iii) 5,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued or outstanding as of the date hereof. As of the date hereof, Prosperity held no shares of Prosperity Common Stock in its treasury. As of the date hereof, there were 18,660 shares of Prosperity Common Stock reserved for issuance under the Prosperity Stock Plans. All of the issued and outstanding shares of Prosperity Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Prosperity may vote (“Voting Debt”) are issued or outstanding. As of the date hereof, except as set forth in Section 3.2(b), Prosperity does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any shares of Prosperity Common Stock, Voting Debt or any other equity securities of Prosperity or any securities representing the right to purchase or otherwise receive any shares of Prosperity Common Stock, Voting Debt or other equity securities of Prosperity. There are no contractual obligations of Prosperity or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Prosperity or any equity security of Prosperity or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Prosperity or its Subsidiaries or (ii) pursuant to which Prosperity or any of its Subsidiaries is or could be required to register shares of Prosperity capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Other than 18,600 Prosperity Stock Options, in each case that are outstanding as of the date hereof, no other equity-based awards are outstanding as of the date hereof. The name of each holder of a Prosperity Stock Option, together with the date of each grant or award, the number of shares subject to each such stock option or warrant, the exercise price (or payment obligation of the holder) with respect to each share subject to such stock option or warrant, the vesting date(s) of unvested stock options and warrants, and the expiration dates thereof, as of the date hereof, have been previously provided or made available to Ameris or its representatives.

(c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of Prosperity are owned by Prosperity, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Significant Subsidiary of Prosperity has or is bound by any Rights calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Except as Previously Disclosed and for the ownership of Prosperity Subsidiaries, readily marketable securities, securities held-to-maturity in Prosperity Bank’s investment portfolio and stock in the Federal Home Loan Bank of Atlanta (“FHLB”), neither Prosperity nor any of its Subsidiaries owns any equity or profit-and-loss interest in any individual, bank, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization (“Person”).

(d) Prosperity does not have a dividend reinvestment plan or any shareholder rights plan.

3.3	Authority; No Violation.

(a) Prosperity has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Prosperity. As of the date of this Agreement, the Board of Directors of Prosperity has determined that this Agreement is advisable and in the best interests of Prosperity and its shareholders and has directed that this Agreement be submitted to Prosperity’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for receipt of the affirmative vote to approve this Agreement by the holders of a majority of the outstanding shares of Prosperity Common Stock at a meeting called therefor (the “Prosperity Shareholder Approval”), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Prosperity and (assuming due authorization, execution and delivery by Ameris) constitutes the valid and binding obligations of Prosperity, enforceable against Prosperity in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b) Neither the execution and delivery of this Agreement by Prosperity or the Bank Merger Agreement by Prosperity Bank nor the consummation by Prosperity of the transactions contemplated in this Agreement or by Prosperity Bank of the transactions in the Bank Merger Agreement, nor compliance by Prosperity or Prosperity Bank with any of the terms or provisions of this Agreement or the Bank Merger Agreement, will (i) assuming that the Prosperity Shareholder Approval is duly obtained or given, violate any provision of the Prosperity Charter or Prosperity Bylaws or the organizational documents of Prosperity Bank or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained or made, (A) violate any law, judgment, order, injunction or decree applicable to Prosperity, any of its Subsidiaries or any of their respective properties or assets in a manner that could reasonably be expected to have a Material Adverse Effect on Prosperity or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Prosperity or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, bylaw or other instrument or obligation to which Prosperity or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

3.4 Consents and Approvals. Except for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from, the Securities and Exchange Commission (the “SEC”), the Nasdaq Global Select Market (the “Nasdaq”), state securities authorities, the Financial Industry Regulatory Authority, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) the filing of any other required applications, filings or notices with the Board of Governors of the Federal Reserve System (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”), other banking, regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of a registration statement on Form S-4 (the “Form S-4”) in which a proxy statement relating to the meeting of the shareholders of Prosperity to be held in connection with this Agreement (the “Proxy Statement”) will be included, and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger contemplated by Section 1.2 and the filing of documents with the FDIC, applicable state banking agencies, the Department of State of the State of Florida and the Secretary of State of the State of Georgia to cause the Bank Merger to become effective and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Ameris Common Stock pursuant to this Agreement and approval of listing of such Ameris Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Prosperity or any of its Subsidiaries of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Prosperity of this Agreement.

3.5 Reports.

(a) Prosperity and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2009 and prior to the date hereof with Governmental Entities, and have paid all fees and assessments due and payable in connection therewith. There is no unresolved violation or exception of which Prosperity has been given notice by any Governmental Entity with respect to any such report, registration, statement or certification.

(b) Neither Prosperity nor any of its Subsidiaries has filed or furnished to the SEC any final registration statement, prospectus, report, schedule and definitive proxy statement pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the date of this Agreement other than filings made pursuant to Regulation D. No information provided by Prosperity to its shareholders, in connection with annual or special meetings of shareholders or otherwise, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.

3.6 Financial Statements.

(a) The audited consolidated balance sheets (including related notes and schedules, if any) of Prosperity and its Subsidiaries as of December 31, 2012, 2011 and 2010 and the consolidated statements of operations, shareholders’ equity, and cash flows (including related notes and schedules, if any) of Prosperity and its Subsidiaries for each of the three (3) years ended December 31, 2012, 2011 and 2010, and the unaudited interim consolidated financial statements of Prosperity and its Subsidiaries as of March 31, 2013 and for the period then ended (collectively, the “Prosperity Financial Statements”) have been previously made available to Ameris or its representatives. The Prosperity Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject, in the case of the unaudited interim statements, to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of Prosperity and its Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto. As of the date of this Agreement, the financial and accounting books and records of Prosperity and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) The call reports of Prosperity Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2011, through the Closing Date have been prepared in accordance with applicable regulatory requirements, including applicable regulatory accounting principles and practices, through periods covered by such reports.

(c) There is no transaction, arrangement or other relationship between Prosperity or any of its Subsidiaries and any unconsolidated or other affiliated entity that is not reflected in the Prosperity Financial Statements.

(d) The records, systems, controls, data and information of Prosperity and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Prosperity or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Prosperity’s (or any Prosperity Subsidiary’s) system of internal accounting controls.

(e) Since December 31, 2009, (i) neither Prosperity nor, to the knowledge of Prosperity, any director, officer, employee, auditor, accountant or representative of Prosperity or Prosperity Bank has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Prosperity or any of its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or claim that Prosperity or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Prosperity or any of its Subsidiaries, or other Person, whether or not employed by Prosperity or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by Prosperity or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of Prosperity or any of its Subsidiaries or any committee thereof or to any director or officer of Prosperity or any of its Subsidiaries.

3.7 Absence of Changes.

(a) Since December 31, 2011, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Prosperity. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Ameris or Prosperity, as the case may be, any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of such Party and its Subsidiaries taken as a whole; provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in laws, rules or regulations or interpretations of laws, rules or regulations by Governmental Entities of general applicability to companies in the industry in which such Party and its Subsidiaries operate, (C) changes after the date of this Agreement in general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the industry in which such Party and its Subsidiaries operate, or (D) the public disclosure of this Agreement or the transactions contemplated hereby, except, with respect to clauses (A), (B) and (C), to the extent that the effects of such change are disproportionately adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate; or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such Party to timely consummate the transactions contemplated by this Agreement or to perform its agreements or covenants hereunder.

(b) Since December 31, 2011, (i) Prosperity and its Subsidiaries have conducted their respective businesses in the ordinary course of business and (ii) neither Prosperity nor any of its Subsidiaries has (A) granted any rights or issued any securities (other than the issuance of securities upon the exercise of Prosperity Stock Options), or (B) declared or paid any distribution on, or repurchased, any of its capital stock. Since December 31, 2012, neither Prosperity nor any of its subsidiaries has incurred any material liabilities or obligations for borrowed funds.

3.8 Compliance with Applicable Law.

(a) Prosperity and each of its Subsidiaries are, and at all times since December 31, 2009, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties or assets, including Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices. Prosperity is not aware of any facts or circumstances that would cause it to believe that any nonpublic customer information possessed by it or any of its Subsidiaries has been disclosed to, or accessed by, an unauthorized third party in a manner that would require or cause it or any of its Subsidiaries to undertake any material remedial action. Prosperity and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2009 held, all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and to Prosperity’s knowledge, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit. Prosperity is duly registered with the FRB as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The deposit accounts of Prosperity Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No Action for the revocation or termination of such deposit insurance is pending or, to the knowledge of Prosperity, threatened.

(b) Since December 31, 2009, neither Prosperity nor any of its Subsidiaries has received any written notification or communication from any Governmental Entity (i) requiring Prosperity or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any material restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, a “Prosperity Regulatory Agreement”), or (ii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and neither Prosperity nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Neither Prosperity nor any of its Subsidiaries is party to or subject to any Prosperity Regulatory Agreement, other than the Consent Order between Prosperity Bank, the FDIC and the Florida Office of Financial Regulation dated June 23, 2010, and the Written Agreement between Prosperity and the Federal Reserve Bank of Atlanta dated July 21, 2010.

(c) Neither Prosperity nor any of its Subsidiaries (nor, to the knowledge of Prosperity, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

3.9 Material Contracts; Defaults.

(a) Neither Prosperity nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (each a “Prosperity Material Contract”): (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) that (A) limits or would limit in any respect the manner in which, or the localities in which, Prosperity or any of its Subsidiaries may conduct its business, (B) obligates Prosperity or any of its Subsidiaries to conduct business with any Person to the exclusion of others, or (C) other than provisions of standard vendor, service or supply contracts entered into the ordinary course of business, limits or would limit in any way the ability of Prosperity or any of its Subsidiaries to solicit prospective employees or customers or would so limit or purport to limit the ability of Ameris or any of its affiliates to do so following consummation of the transactions contemplated by this Agreement; or (iii) for the purchase of services, materials, supplies, goods, equipment or for the purchase, lease or license of other assets or property that provides for, or that creates future payment obligations in excess of, either (x) annual payments of $15,000 or more or (y) aggregate payments of $50,000 or more, other than contracts that can be terminated by Prosperity or a Prosperity Subsidiary on thirty (30) days or less written notice at any time without penalty or premium.

(b) Neither Prosperity nor any of its Subsidiaries, nor, to Prosperity’s knowledge, any counterparty or counterparties, is in breach of any Prosperity Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach.

3.10 State Takeover Laws. The Board of Directors of Prosperity has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions the restrictions on “business combinations” set forth in any applicable “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law.

3.11 Prosperity Benefit Plans.

(a) With respect to each Prosperity Benefit Plan, Prosperity has provided to Ameris a current, correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) the Prosperity Benefit Plan, the related trust agreement or other funding instrument (if any), and any other related documents (including all amendments to such Prosperity Benefit Plan and related documents); (ii) the most recent determination or opinion letter, if applicable; (iii) any summary plan description and other material written communications (or a description of any oral communications), other than individual pension benefit statements provided in accordance with Section 105 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), by Prosperity and its Subsidiaries to any current or former employee or director of Prosperity or any of its Subsidiaries or other beneficiaries concerning the extent of the benefits provided under a Prosperity Benefit Plan; (iv) all communications to or from the Internal Revenue Service (“IRS”) or any other Governmental Entity relating to each Prosperity Benefit Plan; and (v) for the three (3) most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(b)(i) Each Prosperity Benefit Plan has been established, operated and administered in accordance with its terms, and in substantial compliance with the applicable provisions of ERISA, the Code and other laws; (ii) each Prosperity Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified (and each corresponding trust is exempt under Section 501 of the Code) and has received or is the subject of a favorable determination letter or uses a prototype document that is subject to a favorable opinion letter relating to the most recently completed IRS remedial amendment period cycle, and, to the knowledge of Prosperity, nothing has occurred (whether by action or failure to act) that could reasonably be expected to adversely affect the qualified status of any Prosperity Benefit Plan (or the exempt status of any related trust) or require the filing of a submission under the IRS’s employee plans compliance resolution system (“EPCRS”) or the taking of other corrective action pursuant to EPCRS in order to maintain such qualified (or exempt) status, and no Prosperity Benefit Plan is the subject of any pending correction or application under EPCRS; (iii) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in liability has occurred with respect to any Prosperity Benefit Plan, no non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has been engaged in by Prosperity or any of its Subsidiaries with respect to any Prosperity Benefit Plan that has resulted, or is expected to result, in any material liability, and no “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code) (whether or not waived) has occurred with respect to any Prosperity Benefit Plan; (iv) no liability under Subtitle C or D of Title IV or ERISA has been or is expected to be incurred by Prosperity or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any ERISA Affiliate; (v) there does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that would be a liability of Prosperity or any of its Subsidiaries; (vi) except as expressly contemplated by this Agreement, there is no present intention by Prosperity that any Prosperity Benefit Plan be materially amended, suspended or terminated, or otherwise modified to change benefits (or the levels thereof) in a manner that results in an increased cost to Prosperity or any of its Subsidiaries (other than an immaterial increase in administrative costs or changes required by law) under any Prosperity Benefit Plan at any time within the twelve (12) months immediately following the date hereof; (vii) Prosperity and its Subsidiaries have not incurred any current or projected liability under any Prosperity Benefit Plan (or any other plan or arrangement to which Prosperity or a Subsidiary thereof is a party) in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Prosperity or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other laws; (viii) each of the Prosperity Benefit Plans that is intended to satisfy the requirements of Section 125, 423 or 501(c)(9) of the Code satisfies such requirements; (ix) no Prosperity Benefit Plan is funded through a “welfare benefit fund,” as defined in Section 419 of the Code; and (x) all contributions required to have been made under the terms of any Prosperity Benefit Plan or pursuant to ERISA and the Code have been timely made, and, to the extent required, all obligations in respect of each Prosperity Benefit Plan have been properly accrued and reflect in the Prosperity Financial Statements. As used in this Agreement, the term “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) Section 302 or 4068(a) of ERISA, (iii) under Sections 412, 430 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(c) With respect to each of the Prosperity Benefit Plans that is not a multiemployer plan within the meaning of Section 4001(a)(iii) of ERISA but is subject to Title IV of ERISA, as of the Effective Time, the assets of each such Prosperity Benefit Plan will be at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Prosperity Benefit Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent applicable actuarial valuation reports.

(d) Neither Prosperity nor any of its Subsidiaries (nor any ERISA Affiliate) maintains or contributes to, or within the last ten (10) years has maintained or contributed to, a “multiemployer plan” within the meaning of Section 4001(a)(iii) of ERISA or a “multiple employer welfare arrangement” (as defined in Section 3(40) or ERISA). As used in this Agreement, the term “ERISA Affiliate” means any entity that is considered one employer with Prosperity or Ameris, as applicable, under Section 4001 of ERISA or Section 414 of the Code.

(e) With respect to any Prosperity Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Prosperity, threatened, (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (“PBGC”) in respect of any Prosperity Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the IRS or any other Governmental Entity is pending, in progress or, to the knowledge of Prosperity, threatened (including any routine requests for information from the PBGC), and (v) there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or in favor of any

Prosperity Benefit Plan or any fiduciary thereof (other than rules of general applicability). With respect to each Prosperity Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, (x) no Prosperity Benefit Plan has failed to satisfy minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived; and (y) there has been no determination that any Prosperity Benefit Plan is, or is expected to be, in “at risk” status (within the meaning of Section 403 of the Code or Section 303 of ERISA). None of the assets of Prosperity, any of its Subsidiaries, or any ERISA Affiliate are subject to any Lien arising under ERISA or Subchapter D of Chapter 1 of the Code, and no condition exists that presents a material risk of any such Lien arising.

(f) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, could result in or is a precondition to (i) any payment (including severance, unemployment compensation or “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of Prosperity or any of its Subsidiaries from Prosperity or any of its Subsidiaries under any Prosperity Benefit Plan or otherwise, (ii) any increase in compensation or benefits otherwise payable under any Prosperity Benefit Plan, (iii) any acceleration of the time of payment or vesting of any such benefits, (iv) the requirement to fund or increase the funding of any such benefits (through a grantor trust or otherwise), (v) except as otherwise provided in this Agreement, any limitation on the right of Prosperity or any of its Subsidiaries to (A) amend, merge or terminate any Prosperity Benefit Plan or related trust or (B) receive a reversion of assets from any Prosperity Benefit Plan or related trust, (vi) the renewal or extension of the term of any agreement regarding the compensation of any current or former employee of Prosperity or any of its Subsidiaries, or (vii) any payments under any of the Prosperity Benefit Plans or otherwise which would not be deductible under Section 162(m) or 280G of the Code. Except as otherwise provided in this Agreement, neither Prosperity nor any of its Subsidiaries has taken, or permitted to be taken, any action that required, and no circumstances exist that will require, the funding, or the increase in the funding, of any benefits under any Prosperity Benefit Plan or resulted, or will result, in any limitation on the right of Prosperity or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Prosperity Benefit Plan or related trust.

(g) Each Prosperity Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code (i) materially complies and, at all times after December 31, 2008, has materially complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations thereunder and (ii) between January 1, 2005 and December 31, 2008 was operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the Department of the Treasury and the IRS.

3.12 Approvals. As of the date of this Agreement, Prosperity knows of no reason why all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.13 Opinion. The Board of Directors of Prosperity has received the opinion of Allen C. Ewing & Co. (“Ewing”) to the effect that, as of April 26, 2013, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders of Prosperity Common Stock in the Merger is fair from a financial point of view to such holders.

3.14 Prosperity Information. None of the information supplied or to be supplied by Prosperity for inclusion or incorporation by reference in the Proxy Statement or in the Form S-4, as applicable, or in any other application, notification or other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement or in any amendment or supplement thereto, will, at the time the Proxy Statement or any such amendment or supplement thereto is first mailed to Prosperity’s shareholders or at the time Prosperity’s shareholders vote on the matters constituting the Prosperity Shareholder Approval or at the time the Form S-4 or any such amendment or supplement thereto becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Prosperity in this Section 3.14 with respect to statements made or incorporated by reference therein based on information supplied by Ameris or any of its representatives in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or such other applications, notifications or other documents. If at any time prior to the Effective Time any event should be discovered by Prosperity or any of its Subsidiaries which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, Prosperity shall promptly so inform Ameris.

3.15 Litigation. There is no action, suit, charge, claim, arbitration, investigation, inquiry, grievance, demand or other proceeding, whether judicial, arbitral, administrative or other (each, an “Action”), pending or, to the knowledge of Prosperity, threatened against or affecting Prosperity or any of its Subsidiaries, any of their respective properties or assets, or any present (or, to the knowledge of Prosperity, former) officer, director or employee of Prosperity or any of its Subsidiaries in such individual’s capacity as such, other than any immaterial, ordinary routine Action incidental to the business of Prosperity and its Subsidiaries. Neither Prosperity nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity.

3.16 Labor Matters.

(a) There are no collective bargaining agreements or other labor union contracts, agreements or understandings applicable to any employees of Prosperity or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of Prosperity, threat thereof, by or with respect to any employees of Prosperity or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage, lockout or other work related disruption since December 31, 2009. To the knowledge of Prosperity, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Prosperity or any of its Subsidiaries. Prosperity and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, occupational safety and health, disability, non-discrimination in employment and workers’

compensation. No Action asserting that Prosperity or any of its Subsidiaries has committed an unlawful employment practice or an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel Prosperity or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the knowledge of Prosperity, threatened with respect to Prosperity or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor or any other Governmental Entity.

(b) Neither Prosperity nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. None of Prosperity, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to Prosperity or any of its Subsidiaries and, to the knowledge of Prosperity, no such investigation is in progress.

3.17 Environmental Matters.

(a)(i) Neither Prosperity’s conduct nor its operation or the conduct or operation of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including in a fiduciary or agency capacity), violates or has violated Environmental Laws; (ii) there has been no release of any Hazardous Substance by Prosperity or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws; (iii) since December 31, 2009, neither Prosperity nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any Governmental Entity or any third party asserting that Prosperity or any of its Subsidiaries or the operation or condition of any property ever owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property; (iv) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by Prosperity or any of its Subsidiaries or as a result of any operations or activities of Prosperity or any of its Subsidiaries at any location, and no other condition has existed or event has occurred with respect to Prosperity or any of its Subsidiaries or any such properties or facilities that, with notice or the passage of time, or both, would be reasonably likely to result in liability under Environmental Laws, and Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or could reasonably be expected to result in liability to Prosperity or any of its Subsidiaries under any Environmental Law; and (v) neither Prosperity or its Subsidiaries nor any of their respective properties or facilities are subject to, or are, to Prosperity’s knowledge, threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b) As used in this Agreement, the term “Environmental Law” means any law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act and the Occupational Safety and Health Act; regulations promulgated thereunder, and state counterparts to the foregoing.

(c) As used in this Agreement, the term “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including petroleum.

3.18 Loan Matters.

(a) There are no outstanding loans to any directors, executive officers and principal shareholders (as such terms are defined in the FRB’s Regulation O (12 C.F.R. Part 215)) of Prosperity or any of its Subsidiaries on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the loan was originated.

(b) Each outstanding loan held by Prosperity or any of its Subsidiaries (including loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan files are being maintained, in accordance with the relevant notes or other credit or security documents, Prosperity’s or its applicable Subsidiary’s written underwriting standards (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable laws.

(c) None of the agreements pursuant to which Prosperity or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

(d) Each outstanding loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(e) With respect to the loans held by Prosperity or any of its Subsidiaries, Prosperity has provided or made available to Ameris the following: (i) all loans (including loan participants) that have been accelerated during the past twelve (12) months; (ii) all loan commitments or lines of credit which have been terminated during the past twelve (12) months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) all loans, lines of credit and loan commitments as to which it has given written notice of its intent to terminate during the past twelve (12) months; (iv) with respect to any commercial loans (including any commercial real estate loan) with an outstanding balance in excess of $500,000, all notification letters and other written communications from it to any of its borrowers, customers or other parties during the past twelve (12) months wherein it has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (v) each borrower, customer or other party which has notified it during the past twelve (12) months of, or has asserted against it, in each case in writing, any “lender liability” or similar claim, and, to the knowledge of Prosperity, each borrower, customer or other party which has given any oral notification of, or orally asserted to or against it, any such claim; (vi) all loans, (A) that are contractually past due ninety (90) days or more in the payment of principal or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where a reasonable doubt exists as to the timely future collectibility of principal or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (E) where, during the past year, the interest rate terms have been reduced or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (F) where a specific reserve allocation exists in connection therewith; and (vii) all assets classified by it as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(f) The allowance for loan losses reflected in the Prosperity Financial Statements was (and will be for periods ended after December 31, 2012) adequate, as of the dates thereof, under GAAP.

3.19 Intellectual Property.

(a) Prosperity and each of its Subsidiaries either owns or licenses all Intellectual Property used by it and necessary for the conduct of its businesses as currently conducted. Neither Prosperity nor any of its Subsidiaries is the licensor of Intellectual Property to any third party. None of the Intellectual Property used by Prosperity or any of its Subsidiaries violates or infringes upon the Intellectual Property rights of any other Person. As of the date hereof, there is no Action pending or, to the knowledge of Prosperity, threatened, which challenges the rights of Prosperity or any of its Subsidiaries with respect to Intellectual Property used in its business or which asserts any violation or infringement of the Intellectual Property rights of any other Person.

(b) For purposes of this Agreement, the term “Intellectual Property” means (i) trademarks, service marks, trade names, Internet domain names, designs and logos, together with all registrations and applications related to the foregoing; (ii) patents and industrial designs (including any applications for either of the foregoing); (iii) copyrights (including any registrations and applications for any of the foregoing); and (iv) computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

3.20 Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between Prosperity or any of its Subsidiaries, on the one hand, and any (i) officer or director of Prosperity or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of Prosperity, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of Prosperity, on the other hand, except those of a type available to non-affiliates of Prosperity generally and compensation or benefit arrangements with officers and directors.

3.21 Derivative Instruments and Transactions.

(a) All Derivative Transactions, whether entered into for Prosperity’s own account or for the account of one or more of its Subsidiaries or their customers, if any, were entered into (i) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable laws and (ii) with counterparties believed to be financially responsible at the time. Each Derivative Transaction constitutes the valid and legally binding obligation of Prosperity or one of its Subsidiaries, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is, as of the date hereof, in full force and effect. Neither Prosperity nor its Subsidiaries, nor, to Prosperity’s knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(b) As used in this Agreement, the term “Derivative Transaction” means any instrument currently considered to be a “swap” in the banking industry, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events or weather-related events, credit-related events or conditions or any indexes (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.22 Trust Business. Each of Prosperity and its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable laws and regulations.

3.23 Taxes.

(a) All Tax Returns required to have been filed by or with respect to Prosperity or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns are accurate and complete in all material respects. All Taxes shown to be payable on such Tax Returns have been paid or will be timely paid and all other Taxes required to be paid by Prosperity or its Subsidiaries have been paid or will be timely paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the Prosperity Financial Statements or will be established in financial statements of Prosperity to be provided to Ameris after the date hereof pursuant to this Agreement. No deficiency for any Tax has been asserted or assessed by a Governmental Entity in writing against Prosperity or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. There are no Liens for Taxes on the assets of Prosperity or any of its Subsidiaries (except for statutory Liens for Taxes not yet delinquent). There are no outstanding waivers or agreements extending the period for assessment of Taxes for any period with respect to any Tax to which Prosperity or any of its Subsidiaries may be subject. All Taxes not yet due and payable by Prosperity or its Subsidiaries have been properly accrued on the financial books and records of Prosperity and its Subsidiaries in accordance with GAAP. None of Prosperity or its Subsidiaries is a party to or bound by or has any obligation under any Tax allocation sharing or similar agreement or arrangement (other than an agreement or arrangement solely among Prosperity and its Subsidiaries).

(b) Prosperity and its Subsidiaries have complied with all applicable laws relating to withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax laws) and have, within the time and the manner prescribed by law, paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws. Prosperity and each of its Subsidiaries have complied with all information reporting requirements imposed by the Code (and similar provisions under any other domestic or foreign Tax laws).

(c) As of the date of this Agreement, there are no audits, claims or controversies now pending or, to the knowledge of Prosperity, threatened against or with respect to Prosperity or any of its Subsidiaries with respect to any Tax or failure to file any Tax Return.

(d) Neither Prosperity nor any of its Subsidiaries has been a party to any distribution occurring in the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

(e) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Prosperity or any of its Subsidiaries.

(f) Neither Prosperity nor any of its Subsidiaries has engaged in any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and the Treasury Regulations thereunder, as a principal, as a material advisor or otherwise.

(g) Except as may result from the transactions contemplated by this Agreement, none of the net operating loss carryforwards, net unrealized built-in losses, tax credits, or capital loss carryforwards for federal income tax purposes of Prosperity or any Prosperity Subsidiary is, as applicable, currently subject to limitation under Section 382 or 383 of the Code.

(h) Neither Prosperity nor any of its Subsidiaries (i) is or has, since December 31, 2008, been a member of an affiliated group (other than a group the common parent of which is Prosperity or a Prosperity Subsidiary) filing a consolidated, joint, combined or unitary Tax Return or (ii) has any liability for Taxes of any Person (other than Prosperity and any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(i) As used in this Agreement, the term “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, including all interest, penalties and additions imposed with respect to such amounts, imposed by any Governmental Entity.

(j) As used in this Agreement, the term “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms, claims for refund and information returns relating to Taxes and including any attachment thereto or amendment thereof.

3.24 Community Reinvestment Act Compliance. Prosperity Bank is in compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed exam, and Prosperity has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in any such Subsidiary having its current rating lowered.

3.25 Insurance. Prosperity and each of its Subsidiaries are presently insured, with what Prosperity believes to be financially sound and reputable insurance companies, against such risks and for such amounts as Previously Disclosed (which coverage is in accordance with all contractual and legal requirements applicable to Prosperity and its Subsidiaries). All of the policies, bonds and other arrangements providing for the foregoing (the “Prosperity Insurance Policies”) are in full force and effect, the premiums due and payable thereon have been or will be timely paid through the Effective Time, and there is no breach or default (and no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute such a breach or default) by Prosperity or any of its Subsidiaries under any of the Prosperity Insurance Policies or, to the knowledge of Prosperity, by any other party to the Prosperity Insurance Policies. Neither Prosperity nor any of its Subsidiaries has received any notice of cancellation or non-renewal of any Prosperity Insurance Policy nor, to the knowledge of Prosperity, is the termination of any such policies threatened by the insurer, and there is no claim for coverage by Prosperity or any of its Subsidiaries pending under any of such Prosperity Insurance Policies as to which coverage has been denied or disputed by the underwriters of such Prosperity Insurance Policies or in respect of which such underwriters have reserved their rights.

3.26 Title. Prosperity and its Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and valid title to all personal property owned by them, in each case free and clear of all Liens, except for Liens reflected in the Prosperity Financial Statements and statutory Liens for amounts not yet due and payable. Any real property and facilities held under lease by Prosperity or its Subsidiaries are valid, subsisting and enforceable leases. None of such real property or facilities leases will be adversely affected by the consummation of the Merger or the Bank Merger.

3.27 Investment Portfolio. Except for pledges to secure public and trust deposits or otherwise made in the ordinary course of business, Liens securing repurchase obligations incurred in the ordinary course of business consistent with past practices, and for FHLB stock, none of the investment securities reflected in the Prosperity Financial Statements and none of the investment securities since acquired by Prosperity or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of Prosperity or any of its Subsidiaries to freely dispose of such investment at any time, other than those restrictions imposed on securities held to maturity under GAAP.

3.28 Books and Records. The corporate record books of Prosperity and its Subsidiaries are complete and accurate in all material respects and reflect all meetings, consents and other actions of the boards of directors and shareholders of Prosperity and its Subsidiaries.

3.29 Indemnification. To the knowledge of Prosperity, no action or failure to take action by any present or former director, officer, employee or agent of Prosperity or any of its Subsidiaries has occurred which would give rise to a claim by any such individual for indemnification from Prosperity or any of its Subsidiaries.

3.30 Broker’s Fees. Neither Prosperity nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Ewing pursuant to a letter agreement between Ewing and Prosperity, a true, complete and correct copy of which has been previously delivered to Ameris.

3.31 Representations Not Misleading. No representation or warranty by Prosperity in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF AMERIS

Except as (i) Previously Disclosed or (ii) disclosed in any Ameris SEC Reports or other publicly available document filed with or furnished by Ameris to the SEC prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), Ameris hereby represents and warrants to Prosperity as follows:

4.1 Organization, Standing and Power.

(a) Each of Ameris and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Ameris.

(b) Ameris has previously made available to Prosperity true and complete copies of Ameris’s articles of incorporation (the “Ameris Charter”) and bylaws (the “Ameris Bylaws”), in each case as amended to the date of this Agreement and as in full force and effect. Neither Ameris nor any of its Subsidiaries is in violation of any provision of the Ameris Charter or Ameris Bylaws or such articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable.

4.2 Capitalization.

(a) The authorized capital stock of Ameris consists of 100,000,000 shares of Ameris Common Stock of which, as of the date hereof, 23,876,680 shares were issued and outstanding, and 5,000,000 shares of preferred stock, 28,000 of which are issued and outstanding as Fixed Rate Cumulative Perpetual Preferred Stock, Series A. All of the issued and outstanding shares of Ameris Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of Ameris is issued and outstanding. As of the date hereof, Ameris held 1,362,955 shares of Ameris Common Stock in its treasury. As of December 31, 2012, except as disclosed in the Ameris SEC Reports, Ameris does not have and is not bound by any Rights calling for the purchase or issuance of any shares of Ameris Common Stock, Voting Debt of Ameris or any other equity securities of Ameris or any securities representing the right to purchase or otherwise receive any shares of Ameris Common Stock, Voting Debt of Ameris or other equity securities of Ameris. The shares of Ameris Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of Ameris are owned by Ameris, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Significant Subsidiary of Ameris has or is bound by any Rights calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c) Ameris does not have a dividend reinvestment plan or any shareholder rights plan.

4.3 Authority; No Violation.

(a) Ameris has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. As of the date of this Agreement, the Board of Directors of Ameris has determined that this Agreement is advisable and in the best interests of Ameris and its shareholders. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Ameris, and no other corporate action is necessary on the part of Ameris. This Agreement has been duly and validly executed and delivered by Ameris and (assuming due authorization, execution and delivery by Prosperity) constitutes the valid and binding obligation of Ameris, enforceable against Ameris in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement by Ameris or the Bank Merger Agreement by Ameris Bank, nor the consummation by Ameris of the transactions contemplated in this Agreement or by Ameris Bank of the transactions in the Bank Merger Agreement, nor compliance by Ameris or Ameris Bank with any of the terms or provisions of this Agreement or the Bank Merger Agreement, will (i) violate any provision of the Ameris Charter or the Ameris Bylaws or the organizational documents of Ameris Bank, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained or made, (A) violate any law, judgment, order, injunction or decree applicable to Ameris, any of its Subsidiaries or any of their respective properties or assets in a manner that could be reasonably expected to have a Material Adverse Effect on Ameris, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Ameris or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Ameris or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

4.4 Consents and Approvals. Except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iii) the filing of the Articles of Merger contemplated by Section 1.2 and the filing of documents with the FDIC, applicable state banking agencies, the Department of State of the State of Florida and the Secretary of State of the State of Georgia to cause the Bank Merger to become effective, (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO and the rules of the Nasdaq and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Ameris Common Stock pursuant to this Agreement and approval of listing of such Ameris Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Ameris or any of its Subsidiaries of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Ameris of this Agreement.

4.5 Reports.

(a) Ameris and each of its Subsidiaries have filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2009 and prior to the date hereof with Governmental Entities, and have paid all fees and assessments due and payable in connection therewith. There is no unresolved violation or exception of which Ameris has been given notice by any Governmental Entity with respect to any such report, registration, statement or certification.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Ameris pursuant to the Securities Act or the Exchange Act since December 31, 2009 and prior to the date of this Agreement (the “Ameris SEC Reports”) is publicly available. No such Ameris SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Ameris SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Ameris has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

4.6 Financial Statements.

(a) The financial statements of Ameris and its Subsidiaries included (or incorporated by reference) in the Ameris SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Ameris and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Ameris and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Ameris and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) There is no transaction, arrangement or other relationship between Ameris or any of its Subsidiaries and any unconsolidated or other affiliated entity that, as of the date hereof, is not reflected in the Ameris SEC Reports.

(c) The records, systems, controls, data and information of Ameris and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Ameris or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Ameris’s (or any Ameris Subsidiary’s) system of internal accounting controls.

(d) Since December 31, 2009, (i) neither Ameris nor, to the knowledge of Ameris, any director, officer, employee, auditor, accountant or representative of Ameris or Ameris Bank has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Ameris or any of its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or claim that Ameris or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Ameris or any of its Subsidiaries, or other Person, whether or not employed by Ameris or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by Ameris or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of Ameris or any of its Subsidiaries or any committee thereof or to any director or officer of Ameris or any of its Subsidiaries.

4.7 Compliance with Applicable Law.

(a) Ameris and each of its Subsidiaries are, and at all times since December 31, 2009, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties, assets, and employees. Ameris and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2009, held all material Permits necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted and, to Ameris’s knowledge, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit. The deposit accounts of Ameris Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No Action for the revocation or termination of such deposit insurance is pending or, to the knowledge of Ameris, threatened.

(b) Since December 31, 2009, neither Ameris nor any of its Subsidiaries has received any written notification or communication from any Governmental Entity (i) requiring Ameris or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any material restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, an “Ameris Regulatory Agreement”), or (ii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and, to the knowledge of Ameris, neither Ameris nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Neither Ameris nor any of its Subsidiaries is party to or subject to any Ameris Regulatory Agreement.

(c) Neither Ameris nor any of its Subsidiaries (nor, to the knowledge of Ameris, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

4.8 Approvals. As of the date of this Agreement, Ameris knows of no reason why all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.9 Ameris Information. None of the information supplied or to be supplied by Ameris for inclusion or incorporation by reference in the Proxy Statement or in the Form S-4, or in any other application, notification or other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, or any amendment or supplement thereto will, at the time the Proxy Statement or any such amendment or supplement thereto is first mailed to Prosperity’s shareholders or at the time Prosperity’s shareholders vote on the matters constituting the Prosperity Shareholder Approval, or at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Ameris in this Section 4.9 with respect to statements made or incorporated by reference therein based on information supplied by Prosperity or any of its representatives in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or such other applications, notifications or other documents. If at any time prior to the Effective Time any event should be discovered by Ameris which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, Ameris shall promptly so inform Prosperity.

4.10 Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between Ameris or any of its Subsidiaries, on the one hand,

and any (i) officer or director of Ameris or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of Ameris, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of Ameris, on the other hand, except those of a type available to non-affiliates of Ameris generally, and compensation or benefit arrangements with officers and directors.

4.11 Broker’s Fees. Neither Ameris nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Keefe, Bruyette & Woods, Inc.

4.12 Representations Not Misleading. No representation or warranty by Ameris in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein, in light of the circumstances in which they were made, not misleading.

4.13 Absence of Changes.

(a) Since December 31, 2011, no event or events have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameris.

(b) Since December 31, 2011, Ameris and its Subsidiaries have conducted their respective businesses in the ordinary course of business.

4.14 Litigation. There is no Action pending or, to the knowledge of Ameris, threatened against or affecting Ameris or any of its Subsidiaries, any of their respective properties or assets, or any present (or, to the knowledge of Ameris, former) officer, director or employee of Ameris or any of its Subsidiaries in such individual’s capacity as such, other than any immaterial, ordinary routine Action incidental to the business of Ameris and its Subsidiaries. Neither Ameris nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Prosperity Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Ameris, during the period from the date of this Agreement to the Effective Time, Prosperity shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Prosperity or Ameris or any of their respective Subsidiaries to obtain any necessary Regulatory Approvals or to consummate the transactions contemplated hereby.

5.2 Prosperity Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, as Previously Disclosed or as required by applicable law or a Governmental Entity, Prosperity shall not, and shall not permit any of its Subsidiaries, without the prior written consent of Ameris (which shall not be unreasonably withheld, conditioned or delayed with respect to subsections (f), (g), (m) and (q)), to:

(a) Capital Stock. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any Rights, except pursuant to Prosperity Stock Options outstanding on the date hereof.

(b) Other Securities. Issue any other capital securities, including trust preferred or other similar securities, Voting Debt, or other securities, debentures or subordinated notes.

(c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than dividends from wholly owned Subsidiaries to Prosperity or to another wholly owned Subsidiary of Prosperity); or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or Rights.

(d) Compensation; Employment, Etc. (i) Enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer or employee of Prosperity or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) normal individual increases in salary to rank and file employees, in each case in the ordinary course of business consistent with past practice, and (C) severance in accordance with past practice; or (ii) hire any new officers; or (iii) promote any employee to a rank of vice president or a more senior position.

(e) Benefit Plans. Enter into, establish, adopt, modify, amend, renew, or terminate any Prosperity Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder.

(f) Dispositions. Sell, transfer, mortgage or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value, or sell or transfer any portion of its deposit liabilities.

(g) Leases or Licenses. Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property or Intellectual Property, other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice, or permit to lapse its rights in any material Intellectual Property.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business or properties of any Person.

(i) Loans, Loan Participations and Servicing Rights. Sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice (but in the case of a sale, after giving Ameris or Ameris Bank a first right of refusal to acquire such loan or participation), or sell or acquire any servicing rights.

(j) Governing Documents. Amend its organizational documents (or similar governing documents).

(k) Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.

(l) Contracts. Except to the extent permitted by Section 5.2(g), enter into or terminate any Prosperity Material Contract or amend or modify in any material respect or renew any existing Prosperity Material Contract.

(m) Claims. Except in the ordinary course of business consistent with past practice and involving an amount not in excess of $25,000 (exclusive of any amounts paid directly or reimbursed to Prosperity or any of its Subsidiaries under any insurance policy maintained by Prosperity or any of its Subsidiaries), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could reasonably be expected to be material to Prosperity and its Subsidiaries, taken as a whole.

(n) Deposit Taking and Other Bank Activities. In the case of Prosperity Bank (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.

(o) Investments. (i) Purchase any equity securities or purchase any debt securities, other than securities (A) rated “AA” or higher by either Standard and Poor’s Ratings Services or Moody’s Investor Service, (B) with a weighted average life of not more than five (5) years and (C) otherwise in the ordinary course of business consistent with its current investment policy; (ii) enter into or acquire any derivatives contract or structured note; or (iii) enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk

(p) Capital Expenditures. Purchase any fixed assets (by installment purchase, capital lease, synthetic lease or otherwise) where the amount paid or committed thereof is in excess of $25,000 individually or $50,000 in the aggregate, except for emergency repairs or replacements.

(q) Lending. (i) Make any material changes in its policies concerning loan underwriting or which classes of Persons may approve loans or fail to comply with such policies as Previously Disclosed; or (ii) make any loans or extensions of credit except in the ordinary course of business consistent with past practice, provided any unsecured loan or extension of credit in excess of $125,000 or any secured loan or extension of credit in excess of $500,000 shall require the prior written approval of the President or Chief Credit Officer of Ameris Bank, which approval or rejection shall be given in writing within two (2) Business Days after the loan package is delivered to such individual. Notwithstanding the foregoing, Prosperity may, without the need to seek the prior written approval of Ameris Bank, (i) originate a loan or extension of credit up to $1,000,000 (provided such loan or extension of credit is secured by real estate and has no loan policy exceptions), (ii) effect any modification to a loan or extension of credit that is not rated “Substandard” or lower, (iii) extend the loan maturity, grant payment deferrals and renew loans rated “Watch” or better where no additional credit is extended, and (iv) renew any unsecured loan of less than $250,000 in amount where no additional credit is extended.

(r) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(s) Indebtedness and Guaranties. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year, or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(q).

(t) New Lines of Business. Develop, market or implement any new line of business.

(u) Tax Matters. Make, change or revoke any material tax election (other than in a manner consistent with prior elections), file any materially amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any material liability with respect to disputed Taxes.

(v) Performance of Obligations. Take any action that is likely to materially impair Prosperity’s ability to perform any of its obligations under this Agreement or Prosperity Bank’s ability to perform any of its obligations under the Bank Merger Agreement.

(w) Commitments. Agree or commit to do any of the foregoing.

5.3 Conduct of Ameris Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Prosperity, during the period from the date of this Agreement to the Effective Time, Ameris shall, and shall cause each of its Subsidiaries to, (a) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Prosperity or Ameris or any of their respective Subsidiaries to obtain any necessary Regulatory Approvals or to consummate the transactions contemplated hereby.

5.4 Ameris Forbearances. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of Prosperity during the period from the date of this Agreement to the Effective Time, Ameris shall not, and shall not permit any of its Subsidiaries to:

(a) Governing Documents. Amend the Ameris Certificate or Ameris Bylaws or similar governing documents of any of its Significant Subsidiaries in a manner that would adversely affect Prosperity or any of its Subsidiaries.

(b) Performance Obligations. Take any action that is likely to materially impair Ameris’s ability to perform any of its obligations under this Agreement or Ameris Bank to perform any of its obligations under the Bank Merger Agreement.

(c) Commitments. Agree or commit to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) As promptly as practicable (but in no event later than sixty (60) days) following the date of this Agreement, Ameris, with the assistance and cooperation of Prosperity, shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included. Each of Ameris and Prosperity shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. Each of Prosperity and Ameris shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Upon the Form S-4 being declared effective, Prosperity shall thereafter mail or deliver the Proxy Statement to its shareholders. Ameris shall also use its commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Prosperity shall furnish all information concerning Prosperity and the holders of Prosperity Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to Prosperity or Ameris, or any of their respective affiliates, directors or officers, should be discovered by Prosperity or Ameris that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to Prosperity’s shareholders.

(b) In addition to their obligations pursuant to Section 6.1(a), Prosperity and Ameris shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or “Blue Sky” laws and regulations promulgated thereunder and provide each other with copies of any such filings. Ameris and Prosperity shall advise the other Party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of Ameris Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC’s staff and each Party’s responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of Prosperity and Ameris, which approval shall not be unreasonably withheld, conditioned or delayed.

(c) Subject to the terms and conditions set forth in this Agreement, Ameris and Prosperity shall, and shall cause their respective Subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of Prosperity (in the case of Ameris) or Ameris (in the case of Prosperity) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary actions or no-actions, waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities and the taking of all commercially reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. In furtherance (but not in limitation) of the foregoing, Ameris shall, and shall cause Ameris Bank to, use commercially reasonable efforts to file any required applications, notices or other filings with the

FRB, the FDIC and applicable state banking agencies within thirty (30) days of the date hereof. Prosperity and Ameris shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Prosperity or Ameris, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. The Parties shall promptly deliver to each other copies of all filings, orders and material correspondence to and from all Governmental Entities in connection with the transactions contemplated by this Agreement.

(d) Each of Ameris and Prosperity shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Ameris, Prosperity or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger or any other transactions contemplated by this Agreement.

(e) Each of Ameris and Prosperity shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

(f) Notwithstanding the obligations of Ameris in this Section 6.1 or anything in this Agreement to the contrary, in no event shall Ameris be required hereby to raise common equity capital at the holding company level to resolve objections, if any, which may be asserted with respect to the Merger or the Bank Merger by any Governmental Entity, in an amount which would reduce the economic benefits of the transactions contemplated by this Agreement to Ameris to such a degree that Ameris would not have entered into this Agreement had such condition to raise common equity capital been known to it at the date hereof.

6.2 Access to Information; Current Information; Attendance at Meetings.

(a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each Party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other Party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, each Party shall, and shall cause its Subsidiaries to, make available to the other Party all other information concerning its business, properties and personnel as the other Party may reasonably request. Neither Prosperity nor Ameris or any of their respective Subsidiaries shall be required to provide access to or to disclose information (i) where such access or disclosure would jeopardize the attorney-client privilege of such Party or its Subsidiaries or contravene any binding agreement entered into prior to the date of this Agreement or any law, rule, regulation, order, judgment, decree or fiduciary duty or (ii) relating to such Party’s or its directors’, officers’, employees’, accountants’, counsel’s, advisors’ (including investment bankers), agents’ or other representatives’ consideration of, or deliberations regarding, the transactions contemplated by this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of clause (i) of the immediately preceding sentence apply.

(b) Prosperity shall permit, and shall cause its Subsidiaries to permit, Ameris or an environmental consulting firm selected by Ameris, at the sole expense of Ameris, to conduct such phase I or phase II environmental audits, studies and tests on real property currently or formerly owned, leased or operated by Prosperity or any of its Subsidiaries. In the event any subsurface or phase II site assessments are conducted, Ameris shall indemnify Prosperity and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.

(c) Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, Prosperity shall, upon the request of Ameris, cause one or more of its designated officers to confer not less frequently than monthly with officers of Ameris regarding the financial condition, operations and business of Prosperity and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. As soon as reasonably available, but in no event more than five (5) Business Days after filing, Prosperity will deliver to Ameris all non-confidential reports filed by it or any of its Subsidiaries with any Governmental Entity subsequent to the date hereof, including all financial and call reports filed with the FRB and the FDIC. Prosperity will also deliver to Ameris as soon as practicable all quarterly and annual financial statements of Prosperity and its Subsidiaries prepared with respect to periods ending subsequent to December 31, 2012. As soon as practicable after the end of each month, Prosperity will deliver to Ameris in electronic form (i) the monthly deposit and loan trial balances of Prosperity Bank, (ii) the monthly analysis of Prosperity Bank’s investment portfolio, (iii) the monthly balance sheet and income statement of Prosperity and its Subsidiaries, and (iv) an update of all of the information set forth in Section 3.18(e)(vi) and (vii).

(d) One director or officer of Ameris or Ameris Bank (but not to exceed one in total) designated by the Board of Directors of Ameris shall be invited and entitled to attend all meetings of the Boards of Directors of Prosperity and Prosperity Bank (and loan and executive committee meetings); provided, however, that such individual (i) will attend such meetings in an observational capacity only and shall not participate in any deliberations or decisions of such boards or committees, (ii) shall be excluded from any portions of such meetings involving (A) discussion relating to the transactions contemplated by this Agreement or an Acquisition Proposal, (B) matters for which the inclusion of such individuals would or could reasonably be expected to violate applicable law, regulation or orders, decrees or determinations of a Governmental Entity, (C) discussion of matters that would result in a waiver of the attorney-client privilege or (D) discussion that the Board of Directors of Prosperity or Prosperity Bank reasonably believes would conflict with its fiduciary or regulatory requirements under applicable law (together, “Prosperity Board Confidential Matters”). Board packages and notices shall be submitted by Prosperity and Prosperity Bank to the Chief Executive Officer of Ameris for

distribution to Ameris’s designated attendee simultaneously with their submission to board members, and information relating to Prosperity Board Confidential Matters may be excluded therefrom.

(e) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of November 2, 2012 (the “Confidentiality Agreement”).

(f) No investigation by a Party or its representatives shall affect the representations and warranties of the other Party set forth in this Agreement.

6.3 Shareholder Meeting. Prosperity shall, and shall cause its Board of Directors to, (i) take all action in accordance with the federal securities laws, the FBCA and the Prosperity Charter and the Prosperity Bylaws necessary to (A) call and give notice of a special meeting of Prosperity’s shareholders (the “Prosperity Shareholder Meeting”) for the purpose of seeking the Prosperity Shareholder Approval within two (2) Business Days following the date the Form S-4 is declared effective under the Securities Act (the “Prosperity Shareholder Meeting Notice Date”) and (B) schedule the Prosperity Shareholder Meeting to take place on a date that is within thirty (30) days after the Prosperity Shareholder Meeting Notice Date; (ii) use its commercially reasonable best efforts to (x) cause the Prosperity Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Prosperity Shareholder Approval; and (iii) subject to Section 6.7, include in the Proxy Statement the recommendation that the shareholders of Prosperity approve this Agreement (the “Prosperity Board Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, Prosperity shall not be required to hold the Prosperity Shareholder Meeting if this Agreement is terminated pursuant to Section 8.1 prior to the scheduled time of the Prosperity Shareholder Meeting.

6.4 Nasdaq Listing. Ameris shall use its commercially reasonable best efforts to cause the shares of Ameris Common Stock to be issued to the holders of Prosperity Common Stock in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.5 Employee Matters.

(a) Following the Effective Time, Ameris shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of Prosperity and its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of Ameris or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Ameris or its Subsidiaries. Ameris shall give the Covered Employees full credit for their prior service with Prosperity and its Subsidiaries (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by Ameris and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans and similar arrangements maintained by Ameris.

(b) With respect to any employee benefit plan of Ameris that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, Ameris or its applicable Subsidiary shall use its commercially reasonable best efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such Ameris or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Prosperity Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.

(c) Prior to the Effective Time, Prosperity shall take, and shall cause its Subsidiaries to take, all actions requested by Ameris that may be necessary or appropriate to (i) cause one or more Prosperity Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Prosperity Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Prosperity Benefit Plan for such period as may be requested by Ameris, or (iv) facilitate the merger of any Prosperity Benefit Plan into any employee benefit plan maintained by Ameris or an Ameris Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to Ameris’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(d) Nothing in this Section 6.5 shall be construed to limit the right of Ameris or any of its Subsidiaries (including, following the Closing Date, Prosperity and its Subsidiaries) to amend or terminate any Prosperity Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.5 be construed to require Ameris or any of its Subsidiaries (including, following the Closing Date, Prosperity and its Subsidiaries) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by Ameris or any of its Subsidiaries of any Covered Employee subsequent to the Effective Time shall be subject in all events to Ameris’s or its applicable Subsidiary’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.

(e) For purposes of this Agreement, “Prosperity Benefit Plans” means any “employee benefit plan,” as defined in
Section 3(3) of ERISA, and all other benefit plans, arrangements or agreements, including any other employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, whether or not subject to ERISA, or whether formal or informal, for the benefit of any employee, former employee, director or former director of Prosperity or any of its Subsidiaries entered into, maintained or contributed to by Prosperity or any of its Subsidiaries or to which Prosperity or any of its Subsidiaries is obligated to contribute, or with respect to which Prosperity or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of Prosperity or any of its Subsidiaries or to any beneficiary or dependent thereof.

(f) If, within twelve (12) months after the Effective Time, any Covered Employee is terminated by Ameris or its Subsidiaries other than “for cause” or as a result of unsatisfactory job performance, then Ameris shall pay severance to such Covered Employee in an amount equivalent to the severance to which such employee would have been entitled in connection with such termination had it occurred under Prosperity’s severance policy in effect as of the date of this Agreement and as Previously Disclosed. Any severance to which a Covered Employee may be entitled in connection with a termination occurring more than twelve (12) months after the Effective Time will be as set forth in the severance policies of Ameris and its Subsidiaries as then in effect.

6.6 Indemnification; Directors’ and Officers’ Insurance.

(a) For a period of six (6) years from and after the Effective Time, Ameris shall indemnify, defend and hold harmless the present and former directors, officers and employees of Prosperity and its Subsidiaries (the “Indemnified Parties”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, settlements or liabilities as incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each, a “Claim”), arising out of actions or omissions of such Persons in the course of performing their duties for Prosperity occurring at or before the Effective Time (including the transactions contemplated hereby), to the greatest extent as such persons are indemnified or have the right to advancement of expenses pursuant to (i) the Prosperity Charter, the Prosperity Bylaws or the articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of Prosperity’s Subsidiaries, each as in effect on the date of this Agreement, and (ii) the FBCA.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.6 shall promptly notify Ameris upon learning of any Claim, provided that failure to so notify shall not affect the obligation of Ameris under this Section 6.6 unless, and only to the extent that, Ameris is actually and materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether arising before or after the Effective Time), (i) Ameris shall have the right to assume the defense thereof and Ameris shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) Ameris shall not be liable for any settlement effected without its prior written consent and (iv) Ameris shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c) For a period of six (6) years following the Effective Time, Ameris will use its commercially reasonable efforts to provide director’s and officer’s liability insurance (“D&O

Insurance”) that serves to reimburse the present and former officers and directors of Prosperity or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as the coverage currently provided by Prosperity; provided, however, that (i) if Ameris is unable to maintain or obtain the insurance called for by this Section 6.6(c), then Ameris will provide as much comparable insurance as is reasonably available, (ii) officers and directors of Prosperity or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance, and (iii) in satisfaction of its obligations under this Section 6.6(c), Ameris may require Prosperity to purchase, prior to but effective as of the Effective Time, tail insurance providing such coverage prior to Closing. Whether or not Ameris or Prosperity shall procure such coverage, in no event shall Prosperity expend, or Ameris be required to expend, for such tail insurance a premium amount in excess of an amount equal to 150% of the annual premiums paid by Prosperity for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, then Prosperity or Ameris, as applicable, shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.

(d) If Ameris or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of Ameris and its Subsidiaries shall assume the obligations set forth in this Section 6.6.

6.7 No Solicitation.

(a) Prosperity agrees that, except as expressly permitted by Section 6.7(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, and employees (the “Prosperity Individuals”) not to, and will use its commercially reasonable best efforts to cause Prosperity and its Subsidiaries’ agents, advisors, accountants, legal counsel, and financial advisors (the “Prosperity Representatives”) not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and its Subsidiaries’ business, properties or assets (“Prosperity Confidential Information”) to, or have any discussions with, any Person relating to, any Acquisition Proposal. Prosperity will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Ameris with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal. It is understood that any breach of the provisions of this Section 6.7 by any Prosperity Representative shall constitute a breach by Prosperity

(b) Notwithstanding anything to the contrary in Section 6.7(a), at any time from the date of this Agreement and prior to obtaining the Prosperity Shareholder Approval, in the event Prosperity receives an unsolicited Acquisition Proposal and the Board of Directors of Prosperity determines in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, Prosperity may, and may permit its Subsidiaries and the Prosperity Individuals and the Prosperity Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to Prosperity than the Confidentiality Agreement, (ii) furnish or cause to be furnished Prosperity Confidential Information to the Person or Persons making such Acquisition Proposal pursuant to such confidentiality agreement, and (iii) negotiate and participate in such negotiations or discussions with the Person or Persons making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of Prosperity determines in good faith (following consultation with counsel) that failure to take such actions would or would be reasonably likely to result in a violation of its fiduciary duties under applicable law.

(c) The Board of Directors of Prosperity shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to Ameris, the Prosperity Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to Ameris the Prosperity Board Recommendation (any such action, a “Change in Recommendation”). Notwithstanding the foregoing, the Board of Directors of Prosperity (including any committee thereof) may, at any time prior to obtaining the Prosperity Shareholder Approval, effect a Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the Board of Directors of Prosperity determines in good faith (after consultation with counsel and taking into account all adjustments to the terms of this Agreement that may be offered by Ameris under this Section 6.7(c)) constitutes a Superior Proposal if, in the case of any such Change in Recommendation, the Board of Directors of Prosperity shall have determined in good faith (after consultation with counsel and taking into account all adjustments to the terms of this Agreement that may be offered by Ameris under this Section 6.7(c)) that, in light of such Superior Proposal, the failure to take such action constitutes or is reasonably likely to constitute a violation of its fiduciary duties under applicable law; provided, however, that the Board of Directors of Prosperity may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1(a)(vi), with respect to an Acquisition Proposal unless (i) Prosperity shall not have breached this Section 6.7 in any respect and (ii) (A) the Board of Directors of Prosperity determines in good faith (after consultation with counsel) that such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by Ameris under this Section 6.7(c); (B) Prosperity has given Ameris at least three (3) days’ prior written notice of its intention to take such action set forth above (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the Person making such Superior Proposal; and (C) before effecting such Change in Recommendation, Prosperity has negotiated, and has caused its representatives to negotiate, in good faith with Ameris during such notice period to the extent Ameris wishes to negotiate, to enable Ameris to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal. In the event of any material change to the terms of such Superior Proposal,

Prosperity shall, in each case, be required to deliver to Ameris a new written notice, the notice period shall have recommenced and Prosperity shall be required to comply with its obligations under this Section 6.7 with respect to such new written notice.

(d) Prosperity will advise Ameris in writing within twenty-four (24) hours following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Ameris apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.

(e) As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Prosperity or any of its Significant Subsidiaries or any proposal or offer to acquire in any manner in a single transaction or series of transactions more than twenty percent (20%) of the voting power in, or more than twenty percent (20%) of the fair market value of the business, assets or deposits of, Prosperity or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.

“Superior Proposal” means a written Acquisition Proposal that the Board of Directors of Prosperity concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm, Ameris acknowledging that Ewing is a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to twenty percent (20%) in the definition of Acquisition Proposal shall be deemed to be references to fifty percent (50%).

6.8 Notification of Certain Matters. Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. Each of the Parties shall promptly inform the other in writing upon receiving notice of any Action by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.

6.9 Correction of Information. Each of Prosperity and Ameris shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Affect qualification contained in Article VII, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any Party receiving such notice.

6.10 System Integration. From and after the date hereof, Prosperity shall cause Prosperity Bank and its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause Prosperity Bank’s data processing consultants and software providers to, cooperate and assist Prosperity Bank and Ameris Bank in connection with an electronic and systematic conversion of all applicable data of Prosperity Bank to the Ameris system, including the training of Prosperity Bank employees without undue disruption to Prosperity Bank’s business, during normal business hours and at the expense of Ameris (not to include Prosperity Bank’s standard employee payroll).

6.11 Coordination; Integration. Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, Prosperity shall cause the Chief Executive Officer of Prosperity Bank to assist and confer with the officers of Ameris Bank, on a weekly basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of Ameris Bank, as the resulting institution in the Bank Merger.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligations. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of Prosperity and Ameris, at or prior to the Closing Date, of the following conditions:

(a) Shareholder Approval. The Prosperity Shareholder Approval shall have been obtained.

(b) Nasdaq Listing. The shares of Ameris Common Stock to be issued in exchange for Prosperity Common Stock in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement shall be in effect.

(e) Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated by this Agreement in the manner provided herein, including the Merger and the Bank Merger, shall have been obtained without the imposition of any condition, or carryover of any condition applicable to Prosperity or Prosperity Bank, that would increase any of the minimum regulatory capital requirements of Ameris, as the Surviving Corporation in the Merger, or Ameris Bank, as the resulting institution in the Bank Merger, and such Regulatory Approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

7.2 Conditions to Obligations of Ameris. The obligation of Ameris to effect the Merger is also subject to the satisfaction or, to the extent permitted by law, waiver by Ameris, at or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Prosperity set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that (A) the representations and warranties in Sections 3.2(a) (Capitalization) regarding the number of outstanding shares of Prosperity Common Stock and 3.2(b) (Capitalization) regarding the equity based awards outstanding shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, and (B) the representations and warranties in Sections 3.7 (Absence of Changes), 3.14 (Prosperity Information) and 3.31 (Representations Not Misleading) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and provided further, that for purposes of the foregoing proviso, except with regard to the representations and warranties in Sections 3.7 (Absence of Changes), 3.14 (Prosperity Information) and 3.31 (Representations Not Misleading), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) in any such representation or warranty shall be disregarded. Ameris shall have received a certificate signed on behalf of Prosperity by the Chief Executive Officer or the Chief Financial Officer of Prosperity to the foregoing effect.

(b) Performance of Obligations of Prosperity. Prosperity shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Ameris shall have received a certificate signed on behalf of Prosperity by the Chief Executive Officer or the Chief Financial Officer of Prosperity to such effect.

(c) Prosperity Stock Options. All outstanding Prosperity Stock Options shall be terminated and no longer outstanding (by their own terms or otherwise) as of the Effective Time.

(d) Dissenting Shares. Dissenting Shares shall be less than ten percent (10%) of the issued and outstanding Prosperity Common Stock.

(e) Employee Agreements. Each of Eddie Creamer, Christopher J. Kamienski, Shirley P. Fiano and Kevin Haynie shall have executed and delivered to Ameris an Employment Agreement and a Non-Competition and Non-Disclosure Agreement in a form that is mutually satisfactory to such individual and Ameris, and each of Randall D. Peterson, Heather B. Hunter and Jason Raymond shall have executed and delivered to Ameris a Non-Competition and Non-Disclosure Agreement in a form that is mutually satisfactory to such individual and Ameris (collectively, the “Employee Agreements”).

(f) Director Restrictive Covenant Agreements. Each non-employee member of the Board of Directors of Prosperity shall have executed and delivered to Ameris a Non-Competition and Non-Disclosure Agreement substantially in the form attached hereto as Exhibit C (collectively, the “Director Restrictive Covenant Agreements”).

7.3 Conditions to Obligations of Prosperity. The obligation of Prosperity to effect the Merger is also subject to the satisfaction or waiver by Prosperity at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Ameris set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that the representations and warranties in Sections 4.9 (Ameris Information), 4.12 (Representations Not Misleading) and 4.13 (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and provided further, that for purposes of the foregoing proviso, except with regard to the representations and warranties in Sections 4.9 (Ameris Information), 4.12 (Representations Not Misleading) and 4.13 (Absence of Changes), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) in any such representation or warranty shall be disregarded. Prosperity shall have received a certificate signed on behalf of Ameris by the Chief Executive Officer or the Chief Financial Officer of Ameris to the foregoing effect.

(b) Performance of Obligations of Ameris. Ameris shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Prosperity shall have received a certificate signed on behalf of Ameris by the Chief Executive Officer or the Chief Financial Officer of Ameris to such effect.

(c) Execution of Agreements. Provided the conditions set forth in Sections 7.2(e) and 7.2(f) have been satisfied, Ameris shall have executed and delivered the Employee Agreements and the Director Restrictive Covenant Agreements.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination.

(a) This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Prosperity Shareholder Approval:

(i) by mutual consent of Prosperity and Ameris in a written instrument authorized by the Boards of Directors of Prosperity and Ameris;

(ii) by either Prosperity or Ameris, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(a)(ii) if such denial is attributable to the failure of such Party to perform any covenant in this Agreement required to be performed prior to the Effective Time;

(iii) by either Prosperity or Ameris, if the Merger shall not have been consummated on or before December 31, 2013, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth in this Agreement;

(iv) by either Prosperity or Ameris (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Prosperity, in the case of a termination by Ameris, or Ameris, in the case of a termination by Prosperity, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within twenty (20) days following written notice to the Party committing such breach or by its nature or timing cannot be cured within such time period;

(v) by Ameris if (i) the Board of Directors of Prosperity (or any committee thereof) shall have failed to make the Prosperity Board Recommendation or shall have made a Change in Recommendation, or (ii) Prosperity shall have materially breached any of the provisions set forth in Section 6.7;

(vi) by Prosperity prior to obtaining the Prosperity Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.7; provided, however, that Prosperity has (i) not materially breached the provisions of Section 6.7, and (ii) complied with its payment obligation under Section 8.4(a);

(vii) by either Prosperity or Ameris, if the provisions of Section 8.1(a)(v) are not applicable and the shareholders of Prosperity fail to provide the Prosperity Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof; and

(viii) by Prosperity in the event that both: (A) the Average Ameris Stock Price is less than $11.10 (with a proportionate adjustment in the event that outstanding shares of Ameris Common Stock shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date); and (B) the number obtained by dividing the Average Ameris Stock Price by $13.87 is less than the number obtained by (A) dividing the Final Index Price by the Initial Index Price and then (B) multiplying the quotient so obtained by 0.80. On the Determination Date, Ameris shall provide Prosperity Ameris’s calculation of the Average Ameris Stock Price and the Final Index Price, and Prosperity shall have two (2) Business Days following its receipt of such calculations within which to give written notice of termination pursuant to this Section 8.1(a)(viii).

(b) The Party desiring to terminate this Agreement pursuant to any of Sections 8.1(a)(ii) through 8.1(a)(vii) shall give written notice of such termination to the other Party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

(c) If Prosperity elects to terminate this Agreement pursuant to Section 8.1(a)(viii) and provides written notice to Ameris in accordance therewith, then within two (2) Business Days following Ameris’s receipt of such notice, Ameris may elect by written notice to Prosperity to adjust the Merger Consideration by providing for the payment to holders of Stock Election Shares and No Election Shares, pro rata and in addition to their receipt of the Per Share Stock Consideration otherwise issuable in respect of such Stock Election Shares and No Election Shares, of cash equal in the aggregate to the Pricing Differential. If Ameris makes such election to increase, then no termination will occur pursuant to Section 8.1(a)(viii) and this Agreement will remain in effect according to its terms (except as to the payment of such cash to holders of Stock Election Shares and No Election Shares).

For purposes of this Agreement, the following terms have the meanings set forth below:

“Average Ameris Stock Price” means the average of the closing sale prices of one share of Ameris Common Stock on the Nasdaq, as reported by Bloomberg L.P., for the trading days included in the Determination Period, rounded to the nearest whole cent.

“Determination Date” means the fifth (5th) Business Day immediately preceding the Closing Date.

“Determination Period” means the period beginning on the day that is twenty (20) consecutive trading days prior to the Determination Date and ending on the Determination Date.

“Final Index Price” means the average closing price of the KBW Regional Banking Index (KRX:IND) as reported by Bloomberg L.P. for the trading days including in the Determination Period.

“Initial Index Price” means $59.91, which is the closing price of the KBW Regional Banking Index (KRX:IND) as reported by Bloomberg L.P. on the trading day immediately prior to the date of this Agreement.

“Pricing Differential” means the amount of the difference between (i) the aggregate number of Stock Election Shares and No Election Shares, multiplied by $11.10 (with a proportionate adjustment in the event that outstanding shares of Ameris Common Stock shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date), and (ii) the aggregate number of Stock Election Shares and No Election Shares, multiplied by the Average Ameris Stock Price.

8.2 Effect of Termination. In the event of termination of this Agreement by either Prosperity or Ameris as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Prosperity, Ameris, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement; provided, however, that (i) this Section 8.2 and Sections 6.2(e), 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) except as provided in Section 8.4(d), termination will not relieve a breaching party from liability for any willful and material breach of any provision of this Agreement.

8.3 Fees and Expenses. Except with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne by Prosperity, and all filing and other fees in connection with any filing with the SEC relating to the Merger, which shall be borne by Ameris, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated, provided that nothing contained herein shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful and material breach of any provision of this Agreement. Notwithstanding the foregoing, if any legal action or other proceeding relating to this Agreement or the transactions contemplated hereby or the enforcement of any provision of this Agreement is brought against either Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the Party against which such action or proceeding is brought, in addition to any other relief to which such prevailing Party may be entitled.

8.4 Termination Fees.

(a) In recognition of the efforts, expenses and other opportunities foregone by Ameris while structuring and pursuing the Merger, if this Agreement is terminated pursuant to Section 8.1(a)(v) or Section 8.1(a)(vi), then (i) in the case of termination under Section 8.1(a)(v), Prosperity shall, within three (3) Business Days after such termination, pay Ameris an amount equal to $2,250,000, and (ii) in the case of a termination under Section 8.1(a)(vi), Prosperity shall, simultaneously with such termination and as a condition thereof, pay Ameris an amount equal to $1,500,000 if such termination occurs within thirty (30) days after the date of this Agreement or an amount equal to $2,250,000 if such termination occurs thereafter, in each case by wire transfer of same-day funds (the applicable amount to be paid pursuant to the immediately preceding clauses (i) and (ii) being the “Prosperity Termination Fee”).

(b) If this Agreement is terminated by either Party under Section 8.1(a)(vii), and prior thereto there has been publicly announced an Acquisition Proposal, then if within six (6) months of such termination Prosperity or any of its Significant Subsidiaries either (i) enters into a definitive agreement with respect to such Acquisition Proposal or (ii) consummates such Acquisition Proposal, Prosperity shall, within three (3) Business Days after the first to occur of the foregoing, pay Ameris the Prosperity Termination Fee set forth in Section 8.4(a)(i) by wire transfer of same-day funds. For purposes of the immediately preceding clauses (i) and (ii), the references to twenty percent (20%) in the definition of Acquisition Proposal shall be deemed to be references to fifty percent (50%).

(c) If this Agreement is terminated (i) by Prosperity under Section 8.1(a)(iv) as a result of a willful and material breach by Ameris of any of the covenants or agreements of Ameris set forth in this Agreement, then Ameris shall, within three (3) Business Days after such termination, pay Prosperity an amount equal to $3,200,000 by wire transfer of same-day funds, or (ii) by Ameris under Section 8.1(a)(ii) if a Requisite Regulatory Approval has been denied by any Governmental Entity where such Governmental Entity had conditioned its provision of such Requisite Regulatory Approval solely on an increase in any of the minimum regulatory capital requirements of Ameris, as the Surviving Corporation in the Merger or Ameris Bank, as the resulting institution in the Bank Merger, as contemplated by Section 7.1(e), or if Ameris shall have withdrawn any application seeking a Requisite Regulatory Approval because such Requisite Regulatory Approval would have included a condition increasing any of such minimum regulatory capital requirements, then Ameris shall, within three (3) Business Days after such termination, pay Prosperity an amount equal to $1,250,000 by wire transfer of same-day funds (the applicable amount to be paid pursuant to the immediately preceding clauses (i) and (ii) being the “Ameris Termination Fee”).

(d) Notwithstanding anything to the contrary in this Agreement, the payment of the Prosperity Termination Fee or the Ameris Termination Fee, as the case may be, pursuant to this Section 8.4 shall fully discharge Prosperity or Ameris, respectively, from, and be the sole and exclusive remedy of the other Party with respect to, any and all losses that may be suffered by such other Party based upon, resulting from or arising out of the circumstances giving rise to such termination of this Agreement. In no event shall (i) Prosperity be required to pay the Prosperity Termination Fee on more than one occasion or (ii) Ameris be required to pay the Ameris Termination Fee on more than one occasion.

(e) The Parties agree that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement.

8.5 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Prosperity; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Prosperity, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.6 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Atlanta, Georgia time, at the offices of Rogers & Hardin LLP, on a date no later than three (3) Business Days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”). For purposes of this Agreement, a “Business Day” is any Monday, Tuesday, Wednesday, Thursday or Friday, excluding federal holidays, on which Ameris Bank is open for carrying on substantially all of its business functions.

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement other than this Section 9.2 shall survive the Effective Time, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to Ameris, to:

Ameris Bancorp

310 First Street, S.E.

Moultrie, Georgia 31768

Attn: Mr. Edwin W. Hortman, Jr.

Fax: (229) 890-2235

with a copy (which shall not constitute notice to Ameris) to:

Rogers & Hardin LLP

2700 International Tower

229 Peachtree Street, N.E.

Atlanta, Georgia 30303

Attn: Jody L. Spencer, Esq.

Fax: (404) 230-0972

(b)	if to Prosperity, to:

The Prosperity Banking Company

100 SouthPark Boulevard

St. Augustine, Florida 32086

Attn: Mr. Eddie Creamer

Fax: (904) 810-3955

with a copy (which shall not constitute notice to Prosperity) to:

Smith Mackinnon, PA

255 South Orange Avenue

Suite 800

Orlando, Florida 32801

Attn: John P. Greeley, Esq.

Fax: (407) 843-2448

9.4 Interpretation.

(a) For the purposes of this Agreement, use of the phrase “to the knowledge” of Prosperity or Ameris, as applicable, or reference to the knowledge or awareness of Prosperity or Ameris, as applicable, means the actual knowledge of an executive officer of such Party or any of its Significant Subsidiaries after reasonable inquiry of subordinate officers who would reasonably be expected to have knowledge of such facts, events or circumstances.

(b) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d) The word “or” as used in this Agreement shall not be exclusive.

(e) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(f) A reference to any statute or to any provision of any statute shall include any amendment to, and any modification or re-enactment thereof, and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(h) If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5 Counterparts. This Agreement may be executed and delivered in two or more counterparts (including delivery by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction.

9.8 Publicity. Neither Prosperity nor Ameris shall, and neither Prosperity nor Ameris shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of Ameris, in the case of a proposed announcement or statement by Prosperity, or Prosperity, in the case of a proposed announcement or statement by Ameris; provided, however, that either Party may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.

9.9 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each Indemnified Party and his or her heirs and representatives, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the Parties hereto any rights or remedies under this Agreement.

9.10 Specific Performance; Time of the Essence. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.

9.11 Disclosure Schedule. Before entry into this Agreement, each Party delivered to the other a schedule (each a “Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties of the disclosing Party contained in Article III or Article IV, as applicable; provided, however, that notwithstanding anything in this Agreement to the contrary, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance. For purposes of this Agreement, “Previously Disclosed” means information set forth by a Party in the applicable paragraph of its Disclosure Schedule or any other paragraph of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the section of this Agreement in question).

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Ameris and Prosperity have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

AMERIS BANCORP

By:	/s/ Edwin W. Hortman, Jr.
Edwin W. Hortman, Jr.
President and Chief Executive Officer

THE PROSPERITY BANKING COMPANY

By:	/s/ Eddie Creamer
Eddie Creamer
President and Chief Operating Officer

[Signature Page to Agreement and Plan of Merger]